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The Board of Directors
Innofone.com, Incorporated


We consent to the use of our audit report dated September 3, 1999, except as to notes 7, 10(b) and 19 which are as of May 10, 2000, on the consolidated balance sheets of Innofone.com, Incorporated as at June 30, 1999 and June 30, 1998 and the consolidated statements of operations, shareholders' deficiency and comprehensive loss and cash flows for each of the years in the two-year period ended June 30, 1999 included herein and to the reference to our firm under the heading "Experts" in the prospectus.

Our audit report dated September 3, 1999, except as to notes 7, 10(b) and 19 which are as of May 10, 2000, includes "Comments by Auditors for U.S. Readers on Canada -- U.S. Reporting Difference" indicating that under U.S. reporting standards for auditors, our audit report would contain an explanatory paragraph when the financial statements are affected by conditions and events that cast substantial doubt on the Company's ability to continue as a going concern, such as those described in note 1(b) to the financial statements.



Toronto, Canada
May 23, 2000